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                                                                    EXHIBIT 99.1

NEWS RELEASE

                                                           FOR IMMEDIATE RELEASE


                       TUFCO TECHNOLOGIES, INC. ANNOUNCES
                      AGREEMENT TO SELL ASSETS AND BUSINESS
                            OF PAINT SUNDRIES SECTOR


GREEN BAY, WI (February 21, 2003)--Tufco Technologies, Inc. (NASDAQ: TFCO) today announced it has agreed to sell the assets and business of its Paint Sundries sector for approximately $12 million in cash to Trimaco, LLC. The sale would include all Paint Sundries sector assets, including the Manning, SC manufacturing facility. The total purchase price is subject to adjustment to reflect actual working capital at the closing date. The closing is expected to occur on or before April 30, 2003, subject to completion of the buyer's financing arrangements and customary closing conditions.

It is expected that all employees at the Manning plant as well as employees at the Paint Sundries sector St. Louis sales and customer service office will become employees of Trimaco, LLC.

Robert J. Simon, Chairman of the Board, commented, "We are very pleased the management team was able to develop the Paint Sundries sector to allow for this sale and a consequent debt free balance sheet at Tufco."

In discussing the sale, Lou LeCalsey, Tufco's President and CEO stated, "The Paint Sundries sector has been a valuable part of our Company. However, this business is quite divergent from our other


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two sectors and does not fit with our current strategic direction. We will be able to use the cash proceeds first to pay down existing bank debt of approximately $7 million and use the balance of almost $5 million for working capital needs and to accomplish certain other strategic objectives."

Trimaco, LLC is a company formed by Vito Ancona, owner of Tri-Paper located in Phoenix, AZ; David C. May, owner of DC May & Co.; and Charles Cobaugh, Tufco's current Vice President, Sales and Marketing of the Paint Sundries sector.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin, North Carolina and South Carolina.

This press release includes forward-looking statements, which are subject to inherent uncertainties when discussing future results. Various factors could cause the Company's actual results to differ materially from those projected. The Company assumes no obligation to update its forward-looking statements or advise of changes in assumptions and factors on which they are based. Specific risk factors may be detailed from time to time in the Company's Securities and Exchange Commission filings.


Contacts: Louis LeCalsey, III, President and CEO  Michael B. Wheeler, VP and CFO
          Tufco Technologies, Inc.                Tufco Technologies, Inc.
          P.O. Box 23500                          P. O. Box 23500
          Green Bay, WI 54305-3500                Green Bay, WI  54305-3500
          (920) 336-0054                          (920) 336-0054
          (920) 336-9041 (Fax)                    (920) 336-9041 (Fax)


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